EXHIBIT 99.1

United-Guardian Reports Third Quarter Results

HAUPPAUGE, N.Y., Nov. 9, 2012 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) today announced financial results for its fiscal 2012 third quarter ended September 30, 2012. The Company reported quarterly revenue of approximately $3,527,000 and quarterly net income of $1,116,000, or $0.24 per share. This compares with revenue of $3,345,000 and net income of $1,369,000 ($0.30 per share) for the same quarter in 2011. For the nine-month period ended September 30, 2012 revenue was up slightly from $11,047,000 to $11,151,000, and earnings decreased by 6% from $3,760,000 ($0.82 per share) to $3,538,000 ($0.77 per share).

"Although our earnings declined as a result of the production problems we are experiencing with our Renacidin® Irrigation, we still had a very profitable quarter, with increased sales of personal care products making up for much of the loss of Renacidin revenue," stated Ken Globus, United's President. "The comparison with the third quarter of last year is also affected by the monetary settlement that took place in last year's third quarter with our Renacidin supplier, which accounted for $0.05 of the earnings per share for that quarter. We hope to recover most, if not all, of the earnings we lost in fiscal 2012 as a result of the current Renacidin production curtailment. On a positive note, net sales for the quarter were up, with sales of personal care products increasing by 12%, and sales of medical products increasing by 14%, over last year's third quarter. We expect those sales to continue to increase as we expand the marketing and development of those two product lines."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 and SEPTEMBER 30, 2011 (UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2012	2011	2012	2011

Net sales	$3,527,387	$3,345,035	$11,151,179	$11,047,383

Costs and expenses:
Cost of sales	1,334,491	1,229,561	4,339,450	4,318,444
Operating expenses	598,100	537,248	1,749,217	1,759,177
Total costs and expenses	1,932,591	1,766,809	6,088,667	6,077,621

Income from operations	1,594,796	1,578,226	5,062,512	4,969,762

Other income:
Investment income	51,065	61,308	162,413	205,211
Gain on sale of assets	--	12,267	2,750	18,251
Income from damage settlement	--	385,182	--	385,182
Total other income	51,065	458,757	165,163	608,644

Income before income taxes	1,645,861	2,036,983	5,227,675	5,578,406

Provision for income taxes	529,700	667,700	1,689,800	1,818,300

Net Income	$1,116,161	$ 1,369,283	$3,537,875	$3,760,106

Earnings per common share (Basic and Diluted)	$ 0.24	$ 0.30	$ 0.77	$ 0.82

Weighted average shares – basic and diluted	4,596,439	4,596,439	4,596,439	4,596,439

Additional financial information can be found at the company's web site at www.u-g.com.

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900